Attorney Docket: 2705-AC

ULTRA PURE HYDROGEN GENERATING DEVICE

BACKGROUND OF THE INVENTION

1. The Field of the Invention

This application relates generally to the chemical industry and hydrogen energetics, and more specifically, to an improved apparatus and/or method for generating ultra-pure gaseous hydrogen.

2. Background Art

There remain significant challenges in generating hydrogen with a purity of more than 99.99%. The use of ultra-pure hydrogen (purity of more than 99.999%) is of crucial importance for thermonuclear research, chemical and electronic industries, and the like. There are devices to generate pure hydrogen operating on the basis of water or vapor electrolytic dissolution, such as those disclosed in Russian Federation Pat. No. 2142905, 1999; U.S. Pat No. 6,033,549 to Mohr et al.; WO 00/00670 of Chambers, Self-Sufficient Solar-Hydrogen Plant by Timoshevskiy B.G., Tkach M.R., Shchyur D.V., Mukhachov A.P., Pishchuk V.K., Book of abstracts of the 9th International Conference "Hydrogen Materials Science and Chemistry of Carbon Materials", ICHMS'2005, Sevastopol, Ukraine, 2005, p. 584-585, etc. These devices are not economical due to their high energy consumption. The bond strengths between hydrogen and oxygen ions in the water molecule require energy input to break the bonds and release the free

hydrogen. Additionally, systems are required to purify hydrogen and water vapor mixture produced via electrolysis.

One conventional method for manufacturing pure hydrogen employs costly photocells systems to generate electric power and devices for accumulating and purifying the produced hydrogen in hydride accumulators on the basis of intermetallides. Rerefence if made to Timoshevskiy B.G., Tkach M.R., Shchyur D.V., Mukhachov A.P., Pishchuk V.K. Self-Sufficient Solar-Hydrogen Plant, Book of abstracts of 9th International Conference "Hydrogen Materials Science and Chemistry of Carbon Materials", ICHMS'2005. Sevastopol', Ukraine, 2005, p. 584-585 for the use of photocells to produce hydrogen. These processes not economically unsound, they do not generate hydrogen with a purity of more than 99.99%.

Ultra-pure hydrogen can be generated by converting gaseous or liquid hydrocarbons (e.g., methane) followed by a filtering process via membrane technologies. Reference is made to Goltsov V.A. Hydrogen in Metals. In: Problems of Atomic Science and Technology. Series: Atomic and Hydrogen Energetics, Moscow: IAE, 1977, v. 1(2), p. 65-100 for a method to generate hydrogen using such a method. Since only hydrogen can pass through palladium (its alloys) and nickel membranes due to its extra high diffusivity in these metals, hydrogen is effectively filtered to ultra-pure standards.

Further, there exists a device for vapor catalytic conversion of methane. Using this device, hydrogen is extracted from the reaction zone through hydrogen-permeable

membranes of Palladium-Ruthenium (Pd-Ru) alloy via a heating reaction with a helium heat-carrying medium as disclosed in Pozdeev V.V., Shangin B.V., Shopshin M.F. et al. Conversion Tube for Vapor Catalytic Conversion of Hydrocarbon Gases with Hydrogen Extraction from the Reaction Zone and with the Heating by Helium Heat-Carrying Medium. In: Problems of Atomic Science and Technology. Series: Nuclear Engineering and Technology, Moscow. IAE, 1989, v. 2, p. 66-68. In reaction volumes with gas-vapor mixture, there are palladium alloy capillaries wound on catalyst beds of reaction volume tubes. Capillaries and the catalysts are heated with high-temperature at a range of about 800-950 ºC helium flow to about 530 ºC. Passing through the reaction volume tube, the gas-vapor mixture is heated and converted according to the reaction: $CH_4 + H_2O = CO + 3H_2$. The conversion gas transmits a portion of the hydrogen (due to the difference in partial pressures) beyond the reaction volume. This process and device is both energy-intensive (heating the membranes with the heat-carrying medium) and complex. Another drawback is the potential for carbon poisoning of the membrane surface ($CO+H_2= H_2O+C$) which will lead to instability and operational slowdown.

Ultra-pure hydrogen is generated with combustion of hydrogen-containing inflammables near the surface of the diffusion-catalytic membrane to separate the volume of combustion from that of accumulation or consumption of pure hydrogen as disclosed in Glazunov G.P. (Hereinafter Glazunov) Method of Generating Ultra-pure Hydrogen. Ukrainian Pat. No. 86884. Bulletin No. 10, 2009. In that device, hydrogen is generated by hydrocarbon combustion (e.g., ethyl alcohol, gasoline, gas and the like) on the surface of the diffusion-catalytic membrane and its further diffusion through the

membrane into the vacuum volume. The diffusion-catalytic membranes are manufactured as tubes hermetically attached to a hydrogen accumulator or collector at one end and hermetically brazed at the other. The device facilitates ultra-pure hydrogen generation by eliminating the need for additional purification upon hydrogen collection. Only hydrogen can pass through the diffusion-catalytic membrane, e.g., palladium and nickel membrane at about 700-800 ºC temperature, separating other gases from the hydrogen. Several disadvantages are associated with Glazunov due to its poor reliability and maintainability. Hard brazing the tube end plunged into the flame can cause Glazunov's collection devices to become depressurized in some operating modes, resulting in suspension of hydrogen production. It is very difficult to repair such a membrane consisting of several tubes, as they their internal volumes must be isolated from their outer environment. Since the membrane material is not solid (i.e., the walls of the membrane are thin), there exists a possibility of destroying or damaging the membrane while assembling or repairing the device.

Thus, there is a need for a device and/or process for manufacturing ultra-pure hydrogen that is reliable, maintainable, economical to operate and whose productivity is high in light of conventional productivity.

SUMMARY OF THE INVENTION

Disclosed herein is a device for generating ultra-pure hydrogen using a flame source. The device includes a substantially cylindrical diffusion-catalytic membrane connected to an output end, the substantially cylindrical diffusion-catalytic membrane having a first

end 7, a second end 8, and a central axis. The first end 7 is hermetically sealed with a jointing technique. The device further includes a screen 16, 26 opposingly disposed from the flame source and about the substantially cylindrical diffusion-catalytic membrane. The central axis of the screen 16, 26 is disposed substantially parallelly with the central axis of the substantially cylindrical diffusion-catalytic membrane at a distance of about 4 cm.

In one embodiment, the screen is a semi-cylindrical screen. In another embodiment, the screen is a flat screen.

The output end includes a collection end 9 and a valve disposed within a hydrogen conductor 10 having two ends where the second end of the diffusion-catalytic membrane is hermetically sealed to a first end 11 of the hydrogen conductor and the collection end 9 is connected to a second end 12 of the hydrogen conductor.

In one embodiment, the diffusion-catalytic membrane is a palladium tube. In another embodiment, the diffusion-catalytic membrane is a nickel tube.

In one embodiment, the collecting end is a collector 6.

In another embodiment, the collecting end is a vacuum volume 4.

In one embodiment, the jointing technique is argon-arc welding.

Accordingly, it is a primary object of the present invention to provide an ultra-pure hydrogen generating device that is reliable, maintainable, economical to operate and one which yields enhanced productivity over Applicant's ultra-pure hydrogen generating device using a diffusion-catalytic membrane without a screen.

Whereas there may be many embodiments of the present invention, each embodiment may meet one or more of the foregoing recited objects in any combination. It is not intended that each embodiment will necessarily meet each objective. Thus, having broadly outlined the more important features of the present invention in order that the detailed description thereof may be better understood, and that the present contribution to the art may be better appreciated, there are, of course, additional features of the present invention that will be described herein and will form a part of the subject matter of this specification.

BRIEF DESCRIPTION OF THE DRAWINGS

In order that the manner in which the above-recited and other advantages and objects of the invention are obtained, a more particular description of the invention briefly described above will be rendered by reference to specific embodiments thereof which are illustrated in the appended drawings. Understanding that these drawings depict only typical embodiments of the invention and are not therefore to be considered to be limiting of its scope, the invention will be described and explained with additional specificity and detail through the use of the accompanying drawings in which:

Figure 1 is a diagram depicting one embodiment of the present ultra-pure hydrogen generating device.

Figure 2 is a diagram depicting another embodiment of the present ultra-pure hydrogen generating device.

Figure 3 is a front orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a semi-cylindrical screen for increasing the productivity of hydrogen production.

Figure 4 is a side orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a semi-cylindrical screen for increasing the productivity of hydrogen production.

Figure 5 is a side orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a flat screen for increasing the productivity of hydrogen production.

Figure 6 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with respect to the distance between the palladium tube central axis and the screen.

Figure 7 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with respect to temperature of the palladium tube.

Figure 8 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with or without the use of a screen, with respect to distance between the central axis of the diffusion-catalytic membrane and the edge of stove nozzle whose flame has been configured to immerse the diffusion-catalytic membrane with a flame.

PARTS LIST

1 – diffusion-catalytic membrane, e.g., palladium tube

2 – the end of diffusion-catalytic membrane that is plunged into the influence of a hydrocarbon flame source

3 - valve

4 - vacuum volume

5 - hydrocarbon flame source

6 - collector

7 - first end of diffusion-catalytic membrane

8 - second end of diffusion-catalytic membrane

9 – collection end of diffusion-catalytic membrane

10 – hydrogen conductor

11 – first end of hydrogen conductor

12 – second end of hydrogen conductor

14 - flame

16 – semi-cylindrical screen

18 – distance between edge of stove nozzle and central axis of diffusion-catalytic membrane

20 – radius of diffusion-catalytic membrane

22 – radius of semi-cylindrical screen

24 – angle corresponding to sector of screen

26 – flat screen

PARTICULAR ADVANTAGES OF THE INVENTION

The productivity of the present ultra-pure hydrogen generation device is higher compared to presently available ultra-pure hydrogen generation devices. The mechanism for increasing productivity of the present ultra-pure hydrogen is simple, inexpensive to construct, easy to install and serves a secondary purpose of physically protecting the diffusion-catalytic membrane from damage.

DETAILED DESCRIPTION OF A PREFERRED EMBODIMENT

The term "about" is used herein to mean approximately, roughly, around, or in the region of. When the term "about" is used in conjunction with a numerical range, it modifies that range by extending the boundaries above and below the numerical values set forth. In general, the term "about" is used herein to modify a numerical value above and below the stated value by a variance of 20 percent up or down (higher or lower).

Disclosed herein is a device with increased reliability and maintainability for collecting ultra-pure hydrogen. As used in this specification, ultra-pure hydrogen means hydrogen gas with purity of at least about 99.999%. The present device includes diffusion-catalytic membranes that serve to separate a volume of hydrocarbon combustion from that of pure hydrogen accumulation or consumption. The membranes are manufactured as tubes that are hermetically sealed at one end and hermetically attached to the collector or the volume of pure hydrogen accumulation or consumption at the other.

Unlike prior devices, the end 2 of membrane tube 1 that is plunged into the flame of hydrocarbon combustion is hermetically welded. A valve 3 is provided in the hydrogen conductor connecting the membrane tube 1 to a collector 6, a vacuum volume 4, or a hydrogen consumption point.

Figure 1 is a diagram depicting one embodiment of the present ultra-pure hydrogen generating device. Only one diffusion-catalytic membrane 1 is shown. In one embodiment, the diffusion-catalytic membrane is a palladium tube. In another embodiment, the diffusion-catalytic membrane is a nickel tube. As used herein, the term "diffusion-catalytic membrane" may be used interchangeably with the term "palladium tube," "nickel tube" and "membrane tube." In another embodiment, a diffusion-catalytic membrane is constructed from any metals or alloys catalytically active to processes of thermal decomposition of flammable hydrocarbon materials. In one embodiment, the membrane tube 1 is about 6 millimeters in diameter, about 0.25 millimeters in membrane wall thickness, and about 200 millimeters in length. The palladium tube 1 is connected to the vacuum volume 4 with a hydrogen conductor. The palladium tube 1 essentially isolates the atmosphere from the vacuum volume 4. A valve 3 is disposed within this hydrogen conductor to control the fluid flow through the hydrogen conductor and to measure the fluid flow rate through the hydrogen conductor to the vacuum volume 4. The palladium tube 1 is hermetically sealed at end 7 by argon-arc welding. Similarly, the opposing end of end 7, i.e., end 8 is also hermetically sealed to a hydrogen conductor by argon-arc welding.

Figure 2 is a diagram depicting another embodiment of the present ultra-pure hydrogen generating device. In Figure 2, three palladium tubes 1 are shown, each of which is connected via a hydrogen conductor to a collector 6. The collector 6 is in turn fluidly connected to a vacuum volume 4. Again, a valve 3 is disposed within each hydrogen conductor.

The device operates in the following way. Each palladium tube 1 is placed within the influence of a hydrocarbon flame source 5. Examples of a hydrocarbon flame source 5 is a gasoline blow torch, stove, etc. After igniting the gasoline blow torch 5, each palladium tube 1 is heated to about 500-800 ºC (the temperature to which the palladium tube 1 is heated depends on the location of the palladium tube 1 within the influence of the flame). When the temperature of the palladium tube 1 reaches about 700 ºC, a hydrogen flow of about 1.5 $N{\cdot}cm^3/s$ (or 0.036 liter/hour or l/hour) passes from the flame to the vacuum volume 4. When the diffusion-catalytic membrane 2 is disposed at an average temperature of about 700 ºC, the measured pressure in the vacuum chamber 4 is about 0.15 Torr. Hydrogen flow (hereinafter Q) to the vacuum volume 4 becomes $1.3{\cdot}(P - P_0){\cdot}S$, where P_0(expressed in Torr) is the initial pressure, P(expressed in Torr) is the measured final pressure and S (l/s) is the pumping speed. In the present system, S is about 5 l/s. Under such conditions, the Q that passes from the diffusion-catalytic membrane to the vacuum volume 4 is therefore about 1.3 x 0.15(Torr) x 5(l/s) or about 1 Ncm^3/s or about 3.6 l/h. Specific productivity q = Q/A (hereinafter q) or about 0.03 $N{\cdot}cm^3/s{\cdot}cm^2$, where A is about 33 cm^2. When a screen 16, 26 is used, the temperature of the palladium tube 1 reaches about 700 ºC, a hydrogen flow of about 1.5 $N{\cdot}cm^3/s$ (or

0.036 liter/hour or l/hour) passes from the flame to the vacuum volume 4. When the diffusion-catalytic membrane 2 is disposed at an average temperature of about 700 ºC, the measured pressure in the vacuum chamber 4 is about 0.46 Torr. The Q to vacuum volume 4 becomes $1.3 \cdot (P - P_0) \cdot S$, where P_0(expressed in Torr) is the initial pressure, P(expressed in Torr) is the measured final pressure and S (l/s) is the pumping speed. In the present system, S is about 5 l/s. Under such conditions, the Q that passes from the diffusion-catalytic membrane to the vacuum volume 4 is therefore about 1.3 x 0.46 (Torr) x 5(l/s) or about 3 Ncm^3/s or about 10 l/h. q = Q/A or about 0.091 $N \cdot cm^3/s \cdot cm^2$, where A is the area of surface of the tube through which hydrogen flow occurs or about 33 cm^2. Therefore, with the use of a screen 16, 26, the productivity is about 3 times the productivity of the case without the use of a screen 16, 26.

As both ends of the palladium tube 1 are argon-arc welded, the palladium tube 1 is capable of being placed within the influence of the hydrocarbon flame source without becoming unsoldered and/or detached from the hydrogen conductor. As a valve 3 is disposed in the hydrogen conductor between each palladium tube 1 (hydrogen generating source) and a collector 6 (hydrogen collection facilitating device), a break down at a hydrogen generating source will not cause the device having more than one hydrogen generating source to shut down. The valve 3 connected to a broken down hydrogen generating source is closed to prevent intrusion of foreign gases through the broken down hydrogen generating source or release of hydrogen already received at the collector 6, thereby allowing continued operation of such device and increasing the reliability and maintainability of such device. The broken down hydrogen generating

source can then be removed and repaired without affecting the operations from other hydrogen generating sources.

Two types of screen were investigated, i.e., a planar or flat screen measuring about 3 cm x 20 cm and a semi-cylindrical screen (screen having semi-circular cross-sectional profile) with radius 20 of about 1.2 cm and length of about 20 cm. Figure 3 is a front orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a semi-cylindrical screen 16 for increasing the productivity of hydrogen production. Figure 4 is a side orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a semi-cylindrical screen 16 for increasing the productivity of hydrogen production. Figure 5 is a side orthogonal view of yet another embodiment of the present ultra-pure hydrogen generating device, depicting the use of a flat screen 26 for increasing the productivity of hydrogen production.

Figure 6 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with respect to the distance between the palladium tube central axis and the screen. As shown in Figure 6, the increase in productivity due to the use of any one of two types is substantially the same. In a preferred embodiment, the distance 18 between the edge of stove 5 nozzle and the central axis of diffusion-catalytic membrane is about 1 cm. In one embodiment, the diameter of the palladium tube is about 6 mm. If the screen is made with a small width, e.g., significantly deviating for the width according to the relationships with other critical dimensions (e.g., those of the length of

the screen, the diameter of the diffusion-catalytic membrane, etc.) of the diffusion-catalytic membrane and the screen as disclosed elsewhere herein, the effect of productivity increase of the use of the screen may be negligible. Flat screens of width greater than about 3 cm were tested and yielded productivity results substantially similar to those of 3 cm wide screens. The Applicant discovered that the distance between the screen and the palladium tube is an important factor affecting hydrogen generation productivity. Preferable distances 18 range from about 1.1 to about 2.1 cm, with 1.1 cm being more preferable in obtaining maximum productivity. As an added benefit, a screen serves as a physical protector to the palladium tube. Between the two types of screen, the semi-cylindrical screen offers increased protection of the membrane from mechanical impacts as the semi-cylindrical screen covers a larger area. The precise radius of the screen is not critical. However the distance between a screen and a membrane shall be suitably large to avoid limiting flame flows to membrane surface especially to the top portion of the membrane surface in order to prevent screening of tube surface from the flame. In one embodiment, the screen radius measures about two tube diameters (or about 12 cm). If more than one tube is used, a larger flat screen is preferable as multiple tubes may be sufficiently encompassed by the larger flat screen. A screen of another shape and size may be used. The Applicant discovered however that a screen used for the purpose of increasing productivity of hydrogen production shall be disposed on one end of a diffusion-catalytic membrane and a flame source disposed on the opposite end of the diffusion-catalytic membrane. The screen shall also be disposed on the receiving end of the effects of a flame source. In the present arrangement, a vertically disposed flame source-diffusion-catalytic membrane-

screen combination is used. In another embodiment not shown, such arrangement may be disposed horizontally provided that the screen is disposed at the receiving end of the effects of the flame source. In yet another embodiment not shown, such arrangement may be disposed such that the screen and tube are disposed at a lower elevation than the flame source but a pressure differential is provided to cause the influence of the flame source to be felt at the tube. A screen reflects gaseous flows of the flame source that accumulates on the surface of the diffusion-catalytic membrane and stabilizes the temperature on the surface of the diffusion-catalytic membrane, thereby increasing the hydrogen productivity. It was also discovered that the thickness of the screen imparts insignificant influence in hydrogen productivity increase. In one embodiment, a stainless steel screen of about 0.3 - 0.5 mm in thickness is sufficient to provide physical protection to the tube while increasing the productivity of hydrogen generation. Increasing the thickness of a screen does not significantly increase productivity of hydrogen production and physical protection of the tube but increases expenses associated with material costs. In one embodiment of a flat screen, the dimensions of the flat screen and its associated diffusion-catalytic membrane are related according to the following formula:

$D \cdot L = 5 \cdot d \cdot l$, where D (expressed in cm) is the width of a screen, L (expressed in cm) is the length of the screen, d (expressed in cm) is the diameter of the diffusion-catalytic membrane or twice the radius 20 of diffusion-catalytic membrane and "l" (expressed in cm) is the length of the diffusion-catalytic membrane. In the case of a semi-cylindrical

screen, the radius (expressed in cm) of the screen is D/π, where D (expressed in cm) is the width of a flat screen before it is formed into the shape of a semi-cylindrical screen.

In one embodiment, in the case of multiple tubes, the dimensions of the flat screen and its associated diffusion-catalytic membrane are related according to the following formula:

$D \cdot L = (Dn + 3) \cdot l$, where Dn is diameter of the flame within which membrane tubes have been placed.

Figure 6 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with respect to the distance between the palladium tube central axis and the screen. As shown in Figure 6, specific productivity of the two types of screens, i.e., flat and semi-cylindrical are largely similar at distances 18 between about 1.1 to about 2.1 cm. As distance 18 increases, specific productivity drops. Therefore, there is an optimal distance 18 where hydrogen production at be maintained at high productivity. When compared to a case where a screen is not used, the present screen equipped diffusion-catalytic membrane shows productivity increases.

Figure 7 depicts specific hydrogen flow or specific productivity through diffusion-catalytic membrane or specific productivity with respect to temperature of the palladium tube in the range of about 300-750 ºC. As shown in Figure 7, the specific hydrogen flow is a function of the palladium membrane temperature, i.e., as the temperature of the

palladium membrane increases, the specific hydrogen flow also increases. In obtaining Figure 7, the amount of hydrogen collected at vacuum volume 4 is plotted against the temperature of the tube. Although the screen temperature is directly measured, an estimate of the screen temperature can be inferred from the tube temperature, especially based on the temperature of the top portion of the tube (although an temperature offset is applied to the tube temperature as the tube is spaced a distance from the screen). For instance, when the temperature of the tube is about 700 ºC, the screen temperature is about 500 ºC. In another embodiment, the temperature of the screen may also be estimated based on the color it assumes when heated.

Figure 8 depicts specific hydrogen flow through diffusion-catalytic membrane or specific productivity with or without the use of a screen, with respect to distance between the central axis of the diffusion-catalytic membrane and the edge of stove nozzle whose flame has been configured to immerse the diffusion-catalytic membrane with a flame. As shown in Figure 8, the diamonds and circles represent specific productivity of hydrogen generation with and without the use of a screen, respectively. At 2 cm from the edge of stove, the productivity obtained with the use of a screen is about 0.083/0.0005 or 166 times the productivity without the use of a screen of 0.0005 $N\cdot cm^3/s\cdot cm^2$. At 5 cm from the edge of stove, the productivity obtained with the use of a screen is about 0.1/0.04 or 2.5 times the productivity obtained without the use of a screen of 0.04 $N\cdot cm^3/s\cdot cm^2$. It shall therefore be noted that the use of a screen increases the productivity of hydrogen production significantly.

The detailed description refers to the accompanying drawings that show, by way of illustration, specific aspects and embodiments in which the present disclosed embodiments may be practiced. These embodiments are described in sufficient detail to enable those skilled in the art to practice aspects of the present invention. Other embodiments may be utilized, and changes may be made without departing from the scope of the disclosed embodiments. The various embodiments can be combined with one or more other embodiments to form new embodiments. The detailed description is, therefore, not to be taken in a limiting sense, and the scope of the present invention is defined only by the appended claims, with the full scope of equivalents to which they may be entitled. It will be appreciated by those of ordinary skill in the art that any arrangement that is calculated to achieve the same purpose may be substituted for the specific embodiments shown. This application is intended to cover any adaptations or variations of embodiments of the present invention. It is to be understood that the above description is intended to be illustrative, and not restrictive, and that the phraseology or terminology employed herein is for the purpose of description and not of limitation. Combinations of the above embodiments and other embodiments will be apparent to those of skill in the art upon studying the above description. The scope of the present disclosed embodiments includes any other applications in which embodiments of the above structures and fabrication methods are used. The scope of the embodiments should be determined with reference to the appended claims, along with the full scope of equivalents to which such claims are entitled.

CLAIMS

I claim:

1. A device for generating ultra-pure hydrogen using a flame source, said device comprising:
   (a) a diffusion-catalytic membrane connected to an output end, said diffusion-catalytic membrane having a first end 7, a second end 8, and a central axis, wherein the first end 7 is hermetically sealed with a jointing technique; and
   (b) a screen 16, 26 opposingly disposed from the flame source and about said diffusion-catalytic membrane, the central axis of said screen 16, 26 is disposed substantially parallelly with the central axis of said diffusion-catalytic membrane at a distance of about 4 cm.
2. The device of claim 1, wherein said screen is a material selected from the group consisting of a semi-cylindrical screen and a flat screen.
3. The device of claim 1, said output end comprises:
   (a) a collection end 9; and
   (b) a valve disposed within a hydrogen conductor 10 having two ends wherein the second end of the diffusion-catalytic membrane is hermetically sealed to a first end 11 of the hydrogen conductor and the collection end 9 is connected to a second end 12 of the hydrogen conductor.
4. The device of claim 1, wherein said diffusion-catalytic membrane is substantially cylindrical.
5. The device of claim 1, wherein said diffusion-catalytic membrane is formed from a material selected from the group consisting of palladium and nickel.

ABSTRACT

A device for generating ultra-pure hydrogen comprising a substantially cylindrical palladium tube having a first end and a second end, wherein the first end is hermetically sealed with a jointing technique; a collection end; a valve disposed within a hydrogen conductor having two ends, wherein the second end of the palladium tube is hermetically sealed to one end of the hydrogen conductor and the collecting end is connected to the other end of the hydrogen conductor; and a screen opposingly disposed from the flame source and about the substantially cylindrical diffusion-catalytic membrane, the central axis of the screen is disposed substantially parallelly with the central axis of the substantially cylindrical diffusion-catalytic membrane at a distance of about 4 cm.